Exhibit 99.2

Altitude International Secures Name Sponsorship with iheart Radio’s Jeff DeForrest (“Defo”) Show

PR Newswire

PORT ST. LUCIE, Fla., March 15, 2021

PORT ST. LUCIE, Fla., March 15, 2021 /PRNewswire/ — Altitude International Holdings, Inc. (OTCQB: “ALTD”) has announced the signing of an Agreement with Miami sports talk icon Jeff DeForrest making Altitude International the Name Sponsor on his ever-popular radio program. The “Defo Show” has been renamed the”A-L-T-Defo Show brought to you by Altitude International” and will regularly feature in-depth interviews with the wide array of sports and entertainment talent working with ALTD, as well as numerous live reads and mentions throughout the program. The A-L-T-Defo Show is broadcast live Monday through Friday from 6-10am on Miami’s 940 WINZ and 1230 “The Zone” in Palm Beach, and can also be heard worldwide on the iheart Radio App and on www.940WINZ.iheart.com Jeff DeForrest has been the premier sports and gaming voice on South Florida morning radio for the past 33 years. His unique and often hilarious takes on sporting events and the wagering that surrounds them have garnered him a fiercely loyal audience both inside and outside the athletic circles.

“Altitude International is the first Name Sponsor I’ve ever taken on and is just a perfect fit for our program,” said DeForrest. “I discovered and talked about ALTD’s game-changing capability 2 football seasons back when our local NFL franchise achieved maybe the greatest in-season turnaround in NFL history while training in a simulated altitude chamber custom built by ALTD. Watching the team’s remarkable improvement continue right through this NFL season and seeing other professional teams and learning institutions hopping onboard, it seems like it’s only a matter of time before ALTD’s altitude training becomes an integral part of every elite athlete’s conditioning program. And now with the coming mergers and all the new businesses and stars lining up with ALTD, I guarantee you I will have no shortage of topics to discuss or big names to interview associated with this rapidly rising company.”

ABOUT ALTITUDE INTERNATIONAL HOLDINGS

ALTD provides custom-built simulated altitude chambers and position-specific protocols to its clients, which include an NFL franchise, an NBA franchise, Tulane University, and Woodway, a leading high- performance treadmill manufacturer. ALTD’s team of acclaimed sports scientists represent some of the world’s most accomplished in the formulation and execution of cutting-edge training techniques. ALTD chambers have contributed to documented performance improvements for its clients, including the shattering of a world cycling record at Woodway. ALTD recently signed an LOI to acquire Breunich Ho;dings, Inc. Greg Breunich currently serves as CEO for both Breunich Holdings and ALTD. For more information about ALTD, please visit altdint.com

SAFE HARBOR STATEMENT

This press release contains certain “forward-looking statements,” as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management’s current expectations. The economic, competitive, governmental, technological and other factors identified in the Company’s previous filings with the Securities and Exchange Commission may cause actual results or events to differ materially from those described in the forward-looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information future events or otherwise.